Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC. SIGNS LICENSING AGREEMENT

FOR DISTRIBUTION AND SALE OF URACYST®

IN NETHERLANDS, BELGIUM AND LUXEMBURG

Expansion of Stellar’s Global Strategy

LONDON, Ontario January 8, 2009 – Stellar Pharmaceuticals Inc. ("Stellar") (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today reported signing a licensing agreement for the distribution and sale of Uracyst® in Netherlands, Belgium and Luxemburg, with EuroCept B. V. ("EuroCept"), a specialty pharmaceutical sales and marketing company, based in Ankeveen, the Netherlands. EuroCept promotes prescription medicines for urology, anesthesia and psychiatry in the Netherlands, Belgium and Luxembourg.  One of EuroCept’s major focus areas is urology, and Uracyst®, Stellar’s proprietary product, used in the treatment of interstitial cystitis and painful bladder syndrome, is treated mainly by urologists.

With the approved CE mark for Uracyst® already in place for the European market, it is expected that Uracyst should be launched by EuroCept early in the first quarter of 2009. Under the terms of the agreement EuroCept will pay Stellar an upfront milestone payment, plus an ongoing royalty on in-market sales and specified transfer price in exchange for the rights to an exclusive license for this territory. This agreement has an initial five (5) year term and may be renewed for an additional three (3) year term with the mutual agreement of both parties.

Peter Riehl, Stellar’s President and Chief Executive Officer, stated, "We are pleased to enter into this relationship with EuroCept, a company which has a presence in the urology markets in this important territory which has a combined population of over 27.5 million.  This agreement adds to the Company’s overall growth strategy, to license our proprietary products into the global market place and adds to the other distribution agreements which Stellar has entered into in respect of other European territories. We look forward to building a successful long-term working relationship with EuroCept."

About EuroCept Pharmaceuticals

EuroCept Pharmaceuticals is part of the EuroCept group and with its pharmaceutical and homecare activities, is a marketing and sales company. Its products are marketed directly in the Benelux region with a strong presence in three therapeutic areas: Urology, Anesthesia and Psychiatry and through out-licensing agreements throughout the whole of Europe and China. EuroCept had total 2007 revenues of approximately 70 million Euros and employs about 70 people in the Benelux.

About Uracyst®

Interstitial Cystitis (IC) and Painful Bladder Syndrome (PBS) are inflammatory diseases of the bladder wall, which causes pain, discomfort and frequent urination for those afflicted. There is no known cure for IC/PBS and currently approved products attempt to alleviate the symptoms of the disease. The quality of life for patients with IC/PBS is extremely poor, as they may need to void up to 60 times per day.

January 8, 2009, 2008 Press Release

Uracyst®, a sodium chondroitin sulfate solution, supplements and replenishes deficiencies in the glycosaminoglycan (GAG) lining of the bladder. The GAG lining acts as a protective barrier against irritants and toxins in the urine, and defends against bacterial adherence. Many researchers believe that more than 70% of patients with IC/PBS have deficient GAG layers allowing irritants and toxins in the urine to seep through this protective barrier causing an inflammation of the bladder wall.

Stellar currently markets Uracyst® directly in Canada. In addition, to the markets reference above, Stellar also has out licensing agreements in place for Uracyst® in Israel, United States and China, territories which are each currently awaiting regulatory approvals.  In addition, as announced earlier in December 2008, Denmark, Sweden, Norway, Finland, Iceland, the UK and Republic of Ireland have now been added to this list.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome, an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

Contact:

Stellar Pharmaceuticals Inc.

EuroCept B. V.

Peter Riehl

Mike Van Woensel

President & CEO

Director / President

(800) 639-0643 or (519) 434-1540

+31 (0)35 528 83 77

Or

Arnold Tenney

(416) 587-3200